Exhibit 10.1

May 28, 2013

Ken Kenworthy
Chairman of the Board and Chief Executive Officer GMX Resources, Inc.
9400 N. Broadway, Suite 600
Oklahoma City, Oklahoma 73114
Dear Mr. Kenworthy,

This letter confirms and sets forth the terms and conditions of the engagement between Opportune LLP ("Opportune") and GMX Resources Inc. and its affiliated entities (collectively the "Company"), for the purpose of Opportune providing services to the Company, including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and Opportune (the "Agreement").
1. Description of Services.

a. Officers. In connection with this engagement, Opportune shall make available to the Company:
i. David Baggett to serve in the role of Retained Person (as defined in the Superpriority Debtor in Possession Credit and Guaranty Agreement dated as of April 1, 2013 among the Company and the Lenders) (the "Retained     Person") for the Company. The Retained Person shall devote such time to the performance of his services hereunder, including onsite involvement at the Company's offices, as he determines appropriate in his sole discretion; and
ii. Such additional personnel as are necessary to assist in the performance of the duties set forth in clause 1.b below (the "Additional Personnel").

b. Duties. The Retained Person, together with any Additional Personnel, shall:
i. Assume a lead management position relative to guiding the Company through the bankruptcy, and the evaluation, development, and negotiation of the restructuring;
ii. Assist in prudent management of the Company during the course of bankruptcy with a focus on preserving the value of the core and strategic assets and a base for development and growth of the assets post-sale or reorganization; and,
711 Louisiana, Suite 1700     Houston, Texas 77002
Office: 713.490.5050 Fax: 713.490.0355
www.opportune.com

GMX Resources Inc.
May 28, 2013

iii. Evaluate and implement staffing and cost measures to achieve efficient operations during the bankruptcy and to provide a potential buyer of the assets or reorganized Company with the necessary geological, geophysical, drilling, production management, land, accounting, financial and other administrative capacity to fully develop the assets post-bankruptcy.

c.     Reporting and Responsibilities. The Retained Person will report to the Board of
Directors, and hold direct responsibility for all:
i.    legal and sale/restructuring process decisions
ii.    marketing materials
iii.    new expenditures or cash payments
iv.    financial and operational reporting to all constituents in the chapter 11 proceedings
v.     operational decisions
vi.    personnel decisions
vii.    compensation decisions
viii.    internal management and employee meetings

Without limiting the foregoing, the Retained Person is hereby authorized and empowered:
(a)     to execute, deliver and perform agreements, documents and instruments with respect to any asset purchase agreements or auction bid procedures submitted (or to be submitted) for bankruptcy court approval or that have been approved by the applicable bankruptcy court, and any ancillary matters thereto, including any matters relating thereto previously authorized by the Board of Directors of the Company; and
(b)     to raise any issue with the applicable bankruptcy court that the Retained Person believes, in his sole discretion, ought to be raised with such bankruptcy court, including any position taken by the Retained Person that may conflict with any determination made by the Board of Directors of the Company,

d.
Access to Information. In connection with this engagement, Opportune shall have     open and unfettered access to all Company information that the Retained Person has reasonably deemed appropriate. Additionally, the Company will provide

GMX Resources Inc.
May 28, 2013

reasonable access to the Company's managers, employees, accountants, counsel and other representatives (collectively the "Representatives") necessary in order to perform the services as outlined in this Agreement. It is understood that Opportune is relying solely upon the information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof. All confidential information concerning the Company that is given to Opportune will be used solely in the course of performance of the services outlined in this Agreement. Except as required by law, such confidential information will not be disclosed to a third party without the Company's consent.

e. Projections; Reliance; Limitation of Duties. The Company understands that the services to be rendered by the Retained Person and any Additional Personnel may    include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the Retained Person and any Additional Personnel will be relying on information provided by other members of the Company's management in the preparation of those projections and other forward-looking statements. Neither the Retained Person, any Additional Personnel nor Opportune make any representation or guarantee that an appropriate restructuring proposal or strategic alternative can be formulated for the Company, that any restructuring proposal or strategic alternative presented to the Board will be more successful than all other possible restructuring proposals or strategic alternatives, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company's creditors, shareholders and other constituents. Further, neither the Retained Person, and any Additional Personnel nor Opportune assumes responsibility for the selection of any restructuring proposal or strategic alternative that any such officer assists in formulating and presenting to the Board, and the Retained Person and any Additional Personnel shall be responsible for implementation only of the proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

2. Compensation

a. Opportune will be paid by the Company for the services of the Retained Person and any Additional Personnel at the following hourly billing rates. The hourly billing rate for the Retained Person is $585. The current hourly billing rates for any Additional Personnel, based on the position held by such Opportune personnel in Opportune, are:

i.Managing Directors    $420/hr
ii.Directors            $385/hr
iii.Managers            $340/hr
iv. Senior Consultants        $240/hr

GMX Resources Inc.
May 28, 2013

v. Consultants        $200/hr
vi. Staff            $150/hr
Such rates shall be subject to adjustment annually at such time as Opportune adjusts its rates generally. Provided, however, at no time shall the professional fees payable to Opportune in any month exceed $50,000, or such increased amount as shall be approved by the Board (the "Monthly Fee Cap"). In the event that the sum of the hourly fees earned in one month is in excess of the Monthly Fee Cap, the excess hourly fees earned shall be credited to and payable in subsequent months where the Monthly Fee Cap has not been met.

In the event the Company requests services from Opportune that are outside of scope of the services contemplated by the Duties and Reporting & Responsibilities, as described in section 1(b) and section 1(c) of this Agreement, ("Additional Services"), the professional fees for such Additional Services will not be subject to the Monthly Fee Cap.
For each month of the engagement hereunder, Opportune shall provide to the Company a monthly invoice for its services and total out-of-pocket expenses. Each Opportune invoice shall be due and payable in full upon receipt.
The Company and Opportune recognize that it is appropriate that Opportune receive incentive compensation for its services hereunder, in addition to the compensation set forth above. To establish such incentive compensation, Opportune and the Company will seek to reach agreement within 30 days from the date hereof on the amount of such incentive compensation and the events and terms on which it shall be payable, provided, however, that the failure to reach such agreement shall not constitute a breach of this Agreement.

b.
In addition to professional fees, Opportune will be reimbursed by the Company for the reasonable out-of-pocket expenses of the Retained Person and any Additional     Personnel, and if applicable, other Opportune personnel, incurred in connection with this assignment, such as first-class travel for the Retained Person, coach-class travel for Additional Personnel or other Opportune personnel, lodging, duplication, computer research messenger and telephone charges. All fees and expenses due to Opportune will be billed on a monthly basis.

c. The Company shall promptly remit to Opportune a retainer in the amount of $50,000. This amount shall be carried by Opportune (but not in a separate bank account) and credited against any amounts due at the termination of this engagement, and any remaining amounts returned upon the satisfaction of all obligations hereunder.

GMX Resources Inc.
May 28, 2013

3. Term
The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days' written notice to the other party. Opportune normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for Opportune to continue to represent the Company, or unless other just cause exists. In the event of any such termination, any fees and expenses due to Opportune shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).
The Company may immediately terminate Opportune's services hereunder at any time for Cause by giving written notice to Opportune. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). For purposes of this Agreement, "Cause" shall mean if (i) the Retained Person or any of the Additional Personnel is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the Retained Person or any of the Additional Personnel willfully disobeys a lawful direction of the Board; or (iii) a material breach of any of Opportune's or the Retained Person's or any of the Additional Personnel material obligations under this Agreement which is not cured within 30 days of the Company's written notice thereof to Opportune describing in reasonable detail the nature of the alleged breach.

4. No Audit, Duty to Update

It is understood that the Retained Person, any Additional Personnel and Opportune arc not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The Retained Person, any Additional Personnel and Opportune are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Board to do so.
5. No Third Party Beneficiary

The Company acknowledges that all advice (written or oral) given by Opportune to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any

GMX Resources Inc.
May 28, 2013

other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without Opportune's prior approval (which shall not be unreasonably withheld), except as required by law.
6. Conflicts
Because Opportune is a consulting firm that serves many clients in numerous cases, both in and out of court, it is likely that Opportune may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Company, including lenders of the Company. In the event you accept the terms of this engagement, Opportune will not represent, and Opportune has not represented, the interests of any such entities or people in connection with this matter.

7. Indemnification

The Company shall indemnify the Retained Person to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company's bylaws, its certificate of incorporation, by contract or otherwise. The Retained Person shall be covered as an officer under the Company's existing director and officer liability insurance policy. As a condition of Opportune accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to Opportune prior to the effective date of this Agreement. The Company shall give thirty (30) days prior written notice to Opportune of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect the Retained Person's rights hereunder.

8. Miscellaneous

This Agreement shall be: (a) governed and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and Opportune agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or Opportune hereunder.

GMX Resources Inc.
May 28, 2013

If the foregoing is acceptable to you, please execute a copy of this letter and return a copy to us.

Very truly yours,

Opportune LLP

By:	/s/ David Bagget
David Baggett
Managing Partner

Accepted and Agreed:

GMX Resources Inc.

By:	/s/ James A. Merrill
James A. Merrill
Executive Vice President and Chief Financial Officer